                                                                      EXHIBIT 5

                               Gadsby & Hannah LLP
                               225 Franklin Street
                                 Boston MA 02110



April 7, 1998



Board of Directors
Shared Technologies Cellular, Inc.
100 Great Meadow Road
Wethersfield, CT 06109

Gentlemen:

      You have requested our opinion, as counsel to Shared Technologies Cellular, Inc. (the "Company"), with respect to certain matters in connection with a proposed offering of 558,333 shares of the Company's Common Stock, $.01 par value (the "Shares"), by the Company, pursuant to the Company's 1994 Stock Option Plan, as amended, and the Company's 1994 Director Option Plan, as amended (collectively, the "Plans"). The offering is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 7, 1998 (the "Registration Statement").

      In rendering this opinion, we have reviewed, among other documents, the documents constituting the Plans, the Company's Restated Certificate of Incorporation, the Company's Bylaws, and a certificate of the Secretary of the Company as to the proceedings of the Company's Board of Directors relating to the authorization and issuance of the Shares. We have also considered such other documents, statutes, rules and regulations as we have deemed relevant for the purposes hereof.

      Based on the foregoing, it is our opinion that:

      1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2. The Shares to be sold by the Company, when issued and sold pursuant to the Plans, will be validly authorized, legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                                  Very truly yours,


                                                  /S/GADSBY & HANNAH LLP
                                                  -----------------------------
                                                  Gadsby & Hannah LLP